EXHIBIT 10.7
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             AMENDMENT TO SUTRON CORPORATION STOCK OPTION AGREEMENTS

Pursuant to the terms and conditions contained in the Sutron Corporation Stock Option Agreements dated November 1, 1996 and October 18, 2002 (the "Agreement") between Raul S. McQuivey and Sutron Corporation, and the Sutron Corporation 1996 Stock Option Plan and 2002 Stock Option Plan (the "Plans"), you were granted options to purchase 93,600 shares and 110,000 shares of Sutron Corporation Common Stock at an exercise price of $1.125 and $.55. Your options originally vested over a five year period.

On December 22, 2005, the Board of Directors of Sutron Corporation approved amendments to all outstanding stock option agreements whereby Sutron accelerated the vesting of all unvested options issued under the Plan, including your options. As a result of such acceleration, effective December 22, 2005, all of your options to purchase Sutron Corporation Common Stock that were not then vested became immediately vested and exercisable. Accordingly, effective December 22, 2005 all of your options to purchase Sutron Corporation Common Stock are immediately vested and exercisable. All other terms and conditions of your Agreements remain unchanged.

This Amendment is effective as of December 22, 2005. As amended by this letter, all of the provisions of the Agreement are hereby approved, confirmed and ratified. Please acknowledge your agreement to the foregoing terms by signing in the space provided below and returning the originally executed letter.

SUTRON CORPORATION
By:      /s/ Robert F. Roberts, Jr.
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          Robert F. Roberts, Jr.

ACKNOWLEDGED AND AGREED TO THIS 22ND DAY OF DECEMBER 2005
By:      /s/ Raul S. McQuivey
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         Raul S. McQuivey